SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)          September 26, 2005

APROPOS TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Illinois

(State or other jurisdiction of incorporation)

1-5426	36-3644751
(Commission File Number)	(IRS Employer Identification No.)

One Tower Lane, 28th Floor Oakbrook Terrace, Illinois	60181
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code                             (630) 472-9600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

A.	Merger

On September 26, 2005, Apropos Technology, Inc., an Illinois corporation (“Apropos”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Syntellect Inc., a Delaware corporation (“Syntellect”), and Amelia Acquisition Corporation, an Illinois corporation and direct wholly-owned subsidiary of Syntellect (the “Sub”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, the Sub will merge with and into Apropos, with Apropos continuing as the surviving corporation and a direct wholly-owned subsidiary of Syntellect (the “Merger”).

At the effective time and as a result of the Merger, shareholders of Apropos will become entitled to receive U.S. $2.76 in cash in exchange for each issued and outstanding share of Apropos common stock (the “Merger Consideration”). At the effective time of the Merger, holders of each outstanding stock option under Apropos’ 1995 Stock Option Plan and its 2000 Omnibus Incentive Plan, whether or not then vested or exercisable will also become entitled to receive an amount of cash equal to the product of (i) the number of shares of Amelia common stock subject to such option and (ii) the excess, if any, U.S. $2.76 per share over the exercise price per share of common stock subject to such option.

Apropos and Syntellect have made customary representations, warranties and covenants in the Merger Agreement. The completion of the Merger is subject to approval by the shareholders of Apropos and the satisfaction of other customary conditions.

The Merger Agreement contains certain termination rights for both Apropos and Syntellect.

Apropos will be required to pay Syntellect a $2,000,000 termination fee upon termination of the Merger Agreement under the following circumstances:

•

the Merger not been consummated by March 31, 2006 or because Apropos’ shareholders failed to approve the Merger and prior to that time a competing transaction to acquire Apropos has been commenced or publicly announced, and within twelve (12) months of such termination Apropos becomes a party to a definitive agreement, letter of intent or agreement in principle with respect to a competing transaction;

•

the termination of the Merger Agreement by Syntellect following the withdrawal by Apropos’ board of directors of its recommendation of the Merger, and within twelve (12) months of such termination Apropos becomes a party to a definitive agreement, letter of intent or agreement in principle with respect to a competing transaction; or

•	the termination of the Merger Agreement by Apropos following the withdrawal by Apropos’ board of directors of its recommendation of the Merger.

Apropos will be required to pay Syntellect a $500,000 termination fee, if Syntellect terminates the Merger Agreement due to a breach by Apropos of any representation, warrant, covenant or agreement contained in the Merger Agreement.

Approval of the Merger requires the affirmative vote of two-thirds of the outstanding Apropos common shares.

In connection with the Merger Agreement, shareholders of the Company beneficially owning 42% of the outstanding shares of the Company’s common stock have entered into Voting Agreements with Syntellect under which they have agreed to vote for the Subject to certain exceptions. Copies of the Voting Agreements are attached hereto as exhibits 99.2 and 99.3 and are hereby incorporated herein by reference.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement a copy of which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

B. Director Compensation

The Board of Directors approved a $30,000 bonus to Steve Webb, a director of the Company, for directing negotiations concerning a possible sale of the Company payable $20,000 upon execution of the Merger Agreement and $10,000 at the closing of the merger transaction.

ITEM 8.01.	Other Events.

The proposed transaction will be submitted to Apropos’ shareholders for their consideration, and Apropos will file with the SEC a proxy statement to be used by Apropos to solicit its shareholders’ approval of the proposed transaction, as well as other relevant documents concerning the proposed transaction. Shareholders of Apropos are urged to read the proxy statement regarding the proposed transaction and any other relevant documents filed with the SEC when they become available, as well as any amendments or supplements to those documents, because they will contain important information. The definitive proxy statement will be sent to the shareholders of Apropos seeking their approval of the proposed transaction. You will be able to obtain a free copy of the proxy statement, as well as other filings containing information about Apropos, at the SEC’s Internet site (http://www.sec.gov).

Copies of the proxy statement and the SEC filings that will be incorporated by reference in the proxy statement will also be obtained when available, without charge, by directing a request to: Frank Leonard at One Tower Lane, 28th Floor, Oakbrook Terrace, Illinois 60181 or (630) 472-9600.

Apropos and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Apropos in connection with the sale. Information regarding those participants will be included in the proxy statement. Copies of the filing will be available at the SEC’s website.

ITEM 9.01.	Financial Statements and Exhibits.

(c)	Exhibits
	Exhibit Number	Description

2.1	Agreement and Plan of Merger by and among Apropos Technology, Inc., Syntellect Inc. and Amelia Acquisition Corporation dated September 26, 2005.

99.1	Press Release issued by Apropos Technology, Inc., dated September 26, 2005.

99.2	Voting Agreement dated September 26, 2005, between Syntellect Inc. and Patrick Brady, Catherine R. Brady and Brady Family Limited Partnership.

99.3	Voting Agreement dated September 26, 2005, between Syntellect Inc. and ARCH Venture Fund II, L.P., ARCH II Parallel Fund, L.P., ARCH Venture Fund III, L.P. and Valor Capital Management LP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APROPOS TECHNOLOGY, INC.

(Registrant)

By: /s/ Frank Leonard

Name:	Frank Leonard
Title:	Vice President, Chief Financial
Officer

Dated: September 27, 2005